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                                                                      EXHIBIT 99


PRESS RELEASE                 Contact:  Bill Foust                Paul Roberts
-------------                           770-569-4203              770-569-4277


                SCHWEITZER-MAUDUIT ANNOUNCES JOB ELIMINATION AND
                ------------------------------------------------
             EARLY RETIREMENT PROGRAM AT ITS SPOTSWOOD, NJ FACILITY
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Alpharetta GA, April 15, 1998. Schweitzer-Mauduit International, Inc.
(NYSE:SWM) today announced that its Spotswood, New Jersey, hourly employees, represented by Local 1482 of the United Paperworkers International Union, have approved a plan that will provide for substantial work rule and labor agreement changes, a special voluntary retirement program for certain hourly employees, and will result in the elimination of 67 positions.

The voluntary retirement program will have an approximate cost of $2 million, depending upon the number, age and service of employees electing the program, which is anticipated to be expensed in the second quarter. The 1998 cost savings associated with the position eliminations and work rule changes, net of the retirement program costs, are expected to range from $.5 to $1.0 million. These anticipated cost savings will partially offset inefficiencies in mill operations resulting from recent reductions in mill production volumes. On an ongoing basis, the net annualized cost savings are projected to be approximately $5 million.

Dan Whitfield, President-U.S. Operations said, "The agreement is the result of a joint effort by local union representatives and mill management to improve the efficiency of the mill by addressing the number of employees required to continue to produce quality papers and by eliminating certain costly and unnecessary work practices--all needed to make the mill more competitive. This cooperative team effort by everyone represents a major step forward to reduce cost while maintaining high productivity, quality products and customer service."

The Spotswood mill produces cigarette papers and other products for the tobacco industry. Its hourly work force will be reduced over the next ninety (90) days to approximately 360 employees after the positions are eliminated.

Schweitzer-Mauduit International, Inc. is a diversified producer of premium specialty papers and the world's largest supplier of fine papers to the tobacco industry. It also manufacturers specialty papers for use in alkaline batteries, vacuum cleaner bags, business forms, and printing and packaging applications. Schweitzer-Mauduit and its subsidiaries conduct business in over 80 countries and employ 3,500 people worldwide, with operations in the United States, France, Brazil and Canada.

Certain comments contained in this news release concerning projections, estimates, approximations and anticipated results of the modifications to the work rules, labor agreement and the early retirement program and their impact on the Spotswood mill's financial and operating results constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the safe harbor created by that Act. The forward-looking statements are based upon management's expectations and beliefs concerning future events impacting the Company. There can be no assurances that such events will occur or that the results and costs will be as estimated. Many factors outside the control of the Company such as the demographics and number of employees participating in the early retirement program also could impact the realization of such projected estimates and anticipated results or costs.


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